Exhibit 10.18

ACQUISITION AGREEMENT AMENDMENT

This ACQUISITION AGREEMENT AMENDMENT is entered into and made effective as of the 16th day of December, 2011 (the “Closing Date”) by and between GBS Enterprises, Inc., a Nevada Corporation ("GBS" or “Buyer”); SD Holdings Ltd., a Mauritius Corporation ("SYN”), having an office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius; and the shareholders of SYN (“SHR”), owning 100% of issued and outstanding shares of SYN (combined as the “Seller” and represented by Madan S. Kumar, the SHR Representative) as an Amendment to the Acquisition Agreement signed by the Parties effective the 27th day of September 2011.

This Amendment enters into record as on the Closing Date and at the Closing held at the office of Buyer at 40 Wall Street, 33rd Floor New York, NY 10005 the items of information, clarifications and exceptions to the Acquisition Agreement signed by the Parties effective the 27th day of September 2011.

The Parties hereby mutually acknowledge and agree to the following information, clarifications and exceptions to the terms as detailed in the Acquisition Agreement signed by the Parties effective the 27th day of September 2011:

a)	Information: Synaptris Inc, the wholly owned subsidiary of SYN is disputing an invoice raised by a Vendor in the amount of $42,350. The Vendor has sent an email indicating that they will initiate legal action if the amount is not paid. As on the Closing Date, this dispute is still pending and classifies as a threatened litigation / legal claim as against what is stated in Clause 2.1.e and 2.1.i of the Acquisition Agreement.

b)	Clarification: The GBS Common Shares issued as a result of the Acquisition Agreement and this Acquisition Agreement Amendment shall be restricted for trading for a 6 month period from the Date of issue of the GBS Common Shares per SEC guidelines and not for a 6 month period from the Effective Date of the Acquisition Agreement as stated in Clause 1.2.1 of the Acquisition Agreement.

c)	Clarification: The Restricted Shares (“RS”) and Restricted Share Units (“RSU”) issued by SYN are still outstanding and have not been cancelled as required by Clause 4.2.c of the Acquisition Agreement. While the RS & RSU have all fully vested effective the Closing date, shares of SYN have not been issued against them and the RS and RSU have not been cancelled as SYN needs to work with the RS & RSU holders on having them make arrangements for the payment of the Withholding Taxes that are payable by SYN and its subsidiaries on the issuance of Shares against the vested RS & RSU.

As the RS & RSU holders will have the option to forfeit the Award if they so choose, they will be considered SHR (unless they already own shares in SD Holdings) if and only if they pay their Withholding taxes and cause the vested SD Holdings shares to be issued to them prior to March 15, 2012 (This is the latest date by which the RS & RSU holders will need to cause the SD Holdings shares to be issued in order to comply with certain tax rules applicable to the Award and avoid adverse tax consequences). Any vested shares that the RS & RSU holders do not cause to be issued prior to March 15, 2012 will be forfeited by the RS & RSU holder and will be cancelled.

d)	Clarification: As on the Closing Date, the issued shares of SD Holdings total 11,987,034 and not 15,013,209 as was indicated in section 2.1.d.i of the Acquisition Agreement. The balance of up to 3,026,125 SYN shares may be issued subject to the RS & RSU holders causing the issuance of their vested SD Holdings shares as defined in point “c” above. It is possible that the total number of SYN shares issued to the RS & RSU holders may be lower than 3,026,125 depending on how many of the RS & RSU holders cause their vested SD Holdings shares to be issued prior to March 15, 2012.

e)	Clarification: As on the Closing Date, the Share consideration that is being issued to SHR for the acquisition of the SYN Shares is 554,168 shares of common stock of GBS (“GBS Common Shares”) and not 700,000 as was indicated in section 1.2.1 of the Acquisition Agreement. The balance of up to 145,832 GBS Common Shares may be issued subject to the additional SD Holdings shares that may be issued prior to March 15, 2012 as detailed in point ‘d’ above. It is possible that the total number of additional GBS Common Shares issued may be lower than 145,832 depending on how many additional SD Holdings shares may be issued prior to March 15, 2012 as detailed in point ‘d’ above.

f)	Exception: SYN will make available to Buyer the unaudited Financial Statement covering all monthly periods ending after its most recent fiscal year up to November 30, 2011 by December 28, 2011 and not prior to Closing Date as detailed in Section 2.1.f of the Acquisition Agreement.

g)	Exception: The Federal and State Tax filings for Synaptris Inc. for the Year ending March 31 2011 which is due to be filed on December 15, 2011 will be filed no later than January 15, 2012. As on the Closing Date, the US Federal and State Tax Returns have not been filed as against what is stated in Clause 2.1.j.a of the Acquisition Agreement.

h)	Exception: SYN will deliver the audited financial statements for 2010/11 in US-GAAP with comparisons/references to 2009/10 to Buyer by December 30, 2011 and not prior to Closing Date as detailed in Section 3.3.b of the Acquisition Agreement.

BUYER and SELLER both acknowledge the above items of exception to the Acquisition Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first written above.

GBS ENTERPRISES, INC.

BY:	/s/ Joerg Ott
JOERG OTT
ITS:	CEO

SD HOLDINGS Ltd.

BY:	/s/ Madan S. Kumar
Madan S. Kumar
ITS:	REPRESENTATIVE

SYN SHAREHOLDERS.

BY:	/s/ Madan S. Kumar
Madan S. Kumar
ITS:	REPRESENTATIVE